                                           EXHIBIT (10.36)


           (PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)



                       CPI CORP. KEY EXECUTIVE
                     DEFERRED COMPENSATION PLAN
             AS AMENDED AND RESTATED AS OF JUNE 6, 1996


              SECTION 1.  ESTABLISHMENT AND PURPOSES

1.1 ESTABLISHMENT. CPI Corp. hereby establishes a deferred compensation plan for key executives as described herein, which shall be known as the "CPI CORP. KEY EXECUTIVE DEFERRED COMPENSATION PLAN" (hereinafter called the "Plan"). The Plan was originally effective as of April 6, 1995, and was previously amended and restated effective as of July 14, 1995. The changes in the Plan as amended and restated herein are effective as of June 6, 1996.

1.2 PURPOSES. The purposes of this Plan are to enable the Company to attract and retain persons of outstanding competence, and provide a means whereby the receipt of certain amounts payable by the Company to selected executives may be deferred to some future period.

                    SECTION 2.  DEFINITIONS

2.1 DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below:

(a) "Average T-Bond Rate for the Deferral Years" means the sum of the average annual yields to maturity on 30-year Treasury bonds, as reported in the Federal Reserve Bulletin, for each completed calendar year (or portion thereof) during which payments are deferred under Section 4.1 hereunder divided by the total number of completed calendar years (or portions















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     thereof) during which payments are deferred.

(b)  "Board" means the Board of Directors of the Company.

(c) "Book Value" means the amount that results from dividing the net worth reflected on the consolidated balance sheet of the Company and its subsidiaries by the number of outstanding shares of common stock of the Company. Net worth, for this purpose, shall not include the stated value of any outstanding shares of preferred stock. Also, the number of outstanding shares of common stock shall not include any shares issued and held by the Company as treasury stock. Book Value shall be determined by the Board based upon the report of the Company's independent auditors.

(d)  "Cause" means:

     (i) Conduct or activity of the Participant materially detrimental to the Company's reputation or business
           (including financial) operations;

     (ii) Gross or habitual neglect or breach of duty or misconduct of the Participant in discharging the duties of his position; or

     (iii) Prolonged absence by the Participant from his duties
           (other than on account of illness or disability) without the consent of the Company.

(e) A "Change of Control" means a change in control of a nature that would be required to be reported in response to
     Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the














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     Securities Exchange Act of 1934, as amended ("Exchange Act")
     or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act unless the transactions that give rise to the change of control are approved or ratified by a majority of the members of the Incumbent Board who are not Participants in the Plan; provided that, without limitation, notwith-standing anything herein to the contrary, a change in control shall be deemed to have occurred if (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors ("Voting Securities"), (ii) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority thereof, or (iii) the stockholders of the Company approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or





















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     consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof.

(f)  "Committee" means the Compensation Committee of the Board.

(g)  "Company" means CPI Corp., a Delaware corporation.

(h) "Deferral Year" means, with respect to any deferral of base salary pursuant to Section 4.1 hereof, the Year in which such deferral was withheld from base salary and credited to the Participant's Deferred Compensation Account Balance pursuant to Section 5.1 hereof.

(i) "Deferral Year Interest" means, with respect to each separate salary deferral for each pay period, the product determined by (A) multiplying the amount of such salary deferral by a fraction, the numerator of which is the per share Company earnings for the Deferral Year, as calculated by the Company's regular certified public accountants, and the denominator of which is the Book Value as of the last day of the Year immediately preceding the Deferral Year, and (B) multiplying the product determined in clause (A) of this

















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     Section 2.1(i) by a fraction, the numerator of which is the number of calendar days during the period commencing on the date of deferral and ending on the last day of the Deferral
     Year and the denominator of which is 365.

(j) "Deferred Compensation Account Balance" means, with respect to each Year's salary deferrals under Section 4.1 hereof, the balance of a Participant's account for such deferrals that is valued in accordance with the provisions of Sections 5.2 and
     5.6 hereof (or, in the case of a termination for Cause, in accordance with the provisions of Section 5.4 hereof).

(k) "Dividend Equivalent Award" means the amount determined by multiplying the number of Growth Units credited to a Participant's account by the amount of a regular or special dividend declared on each share of the Company's common stock.

(l) "Fair Market Value" means the last sale price of the Company's common stock on the New York Stock Exchange on a particular date as reported in the WALL STREET JOURNAL.

(m) "Growth Addition" means the increase or decrease to a Participant's deferred amounts as a result of a change in the value of the Growth Units to which the deferred amounts had been converted.

(n) "Growth Unit" means a measure of participation under the Plan having a value based on the Book Value of a share of common stock of the Company and other characteristics


















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     specified in the Plan.

(o) "Incumbent Board" means the individuals who constituted the Board on April 6, 1995; provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this Agreement, be deemed a member of the Incumbent Board.

(p) "Participant" means an individual selected by the Committee for participation in the Plan.

(q) "Retirement" means a Participant's termination of employment with the Company (other than for Cause) at any time after the earlier of the date on which he (i) attained age 65 or (ii) both attained at least age 55 and completed at least 15 Years of Service (as defined in the Company's Profit-Sharing Plan).

(r) "Year" means the fiscal year of the Company ending on the first Saturday in February.

2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.


















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               SECTION 3.  ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY. The Company's Corporate Officers, members of the Corporate Development Council, and other key executives approved by the Compensation Committee shall be eligible to participate in this Plan.

3.2  PARTICIPATION.  The Compensation Committee of the Board of
Directors shall approve individuals for participation in the Plan.

In the event a Participant no longer meets the requirements for participation in this Plan, he shall become an inactive
Participant, retaining all the rights described under this Plan, except the right to make any further deferrals until he again becomes an active Participant.


                    SECTION 4.  ELECTION TO DEFER

4.1 DEFERRAL ELECTION. At least seven (7) days prior to the beginning of a pay period, a Participant irrevocably may elect, by written notice to the Company, to defer up to fifty percent (50%) of his base salary for each pay period remaining in the Year (but not less than $5,000 in the aggregate) which otherwise would be payable with respect to services to be performed in the remainder of the Year.

4.2 DEFERRAL PERIOD. The Participant irrevocably shall select the deferral period for the salary deferrals made for each Year. The deferral period may be for a specified number of years or until a specified date but, except as provided in the immediately
















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following sentence, shall not be less than six (6) months and one
(1) day. Notwithstanding the deferral period specified, payments shall begin following the earliest to occur of

(a)  Death,

(b)  Total and permanent disability,

(c)  Retirement, or

(d)  Termination of employment with the Company.

4.3 MANNER OF PAYMENT ELECTION. At the same time as the election made pursuant to Section 4.1, the Participant also shall elect the manner in which the deferred amount will be paid. Subject to
Section 6.3 hereof, this manner of payment election shall be irrevocable. The Participant may choose to have payment made either in a lump sum or in a specified number of annual installments, not to exceed ten.


             SECTION 5.  DEFERRED COMPENSATION ACCOUNTS

5.1 PARTICIPANT ACCOUNTS. The Company shall establish and maintain an individual bookkeeping account for each Year's salary deferrals made by a Participant. The Deferred Compensation Account Balance shall be credited as of the date the amount deferred otherwise would have become due and payable.

5.2  VALUE OF DEFERRED COMPENSATION ACCOUNTS

(a)  Deferral year interest, growth units, and growth additions.

     (i) Each separate deferral of base salary for each pay period shall be credited with Deferral Year Interest for the period commencing on the date of deferral and ending on the last











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day of the Deferral Year.

     (ii) As of the first day of the Year immediately following the Deferral Year, the aggregate salary deferral and Deferral Year Interest credited to a Participant's Deferred Compensation Account Balance in such Deferral Year shall be converted to Growth Units. The number of Growth Units to which such salary deferral and Deferral Year Interest will be converted shall be determined by dividing such salary deferral and Deferral Year Interest by the common stock's Book Value on the last day of the Deferral Year.

     (iii) A Participant's Deferred Compensation Account Balance shall be increased or decreased on the first day of each Year by a Growth Addition equal to the increase or decrease, respectively, in the Company's Book Value during the immediately preceding Year multiplied by the number of Growth Units credited to the Participant's account as of the last day of the immediately preceding Year.

(b) Interest Rate Floor. Notwithstanding Section 5.2(a) hereof, except as provided in Section 5.4 hereof a Participant's Deferred Compensation Account Balance at any time shall not be less than the sum of (1) the amount the Participant has elected to defer pursuant to Section 4.1, net of charges against the account pursuant to Section 5.6 hereof, and (2) interest on such net account balance calculated from the date of deferral at a per annum rate, compounded annually, equal to the Average T-Bond Rate for the Deferral Years,



















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     reduced by the amount of Dividend Equivalent Awards received by the Participant pursuant to Section 5.3.

(c) Change of Control. In the event of a Change of Control, each Deferred Compensation Account Balance shall be equal to the higher of (i) the amount determined under Section 5.2(b) or
     (ii) the amount that would be determined under Section 5.2(a) valuing Growth Units based upon Enhanced Book Value rather than Book Value. Enhanced Book Value shall mean Book Value multiplied by a fraction, the numerator of which is the average consideration per share of common stock of the Company received by shareholders pursuant to stock sales or other transactions which resulted in the Change of Control and the denominator of which is the average Fair Market Value of such stock over the 30-day period immediately preceding the announcement of the transactions which resulted in the Change of Control.

5.3 DIVIDEND EQUIVALENT AWARD. A Dividend Equivalent Award shall be paid in cash at the same time as the dividend on the Company's common stock is paid to the shareholders, based on the number of Growth Units credited to a Participant's account.

5.4 FORFEITURE OF GROWTH ADDITIONS. If a Participant's employment is terminated for Cause, (a) all of the Growth Additions added to a Participant's Deferred Compensation Account Balance immediately shall be forfeited and (b) his Deferred Compensation Account Balance shall be equal to the lesser of (i) the amount of base salary originally deferred pursuant to Section


















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4.1, reduced by charges against his Deferred Compensation Account
Balance pursuant to Section 5.6, or (ii) the amount determined by multiplying the number of Growth Units credited to his account by the Book Value of a share of the Company's common stock on the last day of the Year immediately preceding the Participant's termination for Cause, reduced by charges against the Deferred Compensation Account Balance pursuant Section 5.6.

5.5 RETIREMENT BENEFIT PLAN EQUIVALENT. In the event a Participant's retirement plan benefits payable from the Company's pension plan are decreased in any way due to a deferral pursuant to
Section 4.1 of this Plan, an adjustment shall be made. On the day retirement plan benefit payments commence, an amount equal to the actuarial equivalent (in simple terms, the present value taking into account mortality considerations) of the reduction in Retirement benefits caused by the election to defer shall be placed in a separate account.

     The amount of this lump sum actuarial equivalent shall be determined for the Committee by the actuary for the Retirement plan. This determination shall be based on interest, mortality, and other appropriate assumptions used to value the Retirement plan as of the last actuarial valuation immediately preceding such determination.

     Amounts placed in the separate account will accumulate pursuant to the provisions in Sections 5.2 and 5.3.

     Amounts placed in the separate account will be paid pursuant to the provisions in Section 6.2.

















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5.6  CHARGES AGAINST ACCOUNTS.  There shall be charged against each
Participant's Deferred Compensation Account Balance any payments made to the Participant or to his beneficiary in accordance with
Section 6 hereof.


              SECTION 6.  PAYMENT OF DEFERRED AMOUNTS

6.1 PAYMENT OF DEFERRED AMOUNTS. Payment of a Deferred Compensation Account Balance shall be made in the manner selected by the Participant under Section 4.3 of this Plan. If a Participant elects payment in a lump sum, payment of the Deferred Compensation Account Balance shall be made in cash within ninety
(90) calendar days after the commencement date referred to in
Section 4.2 hereof. If a Participant elects installments, each installment shall be paid in cash within ninety (90) days following the beginning of the Year during which the payment is due. The amount of each payment shall be equal to a Participant's Deferred Compensation Account Balance multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining.

6.2 PAYMENT OF RETIREMENT BENEFIT PLAN EQUIVALENT. Payment of a Participant's retirement benefit plan equivalent, plus any accumulated Growth Additions, shall be made over ten approximately equal annual installments, and shall begin within ninety (90) calendar days following the date said amount initially is credited to the Participant's account.

6.3 ACCELERATION OF PAYMENTS. Notwithstanding the election made pursuant to Section 4.3, if payment commences as a result of termination of employment with the Company other than as a result
















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of Retirement, such payment shall be made in a lump sum.  If a
Participant dies prior to the payment of all or a portion of his Deferred Compensation Account Balance, the balance of any amount payable shall be paid in a lump sum to the beneficiaries designated under Section 9.1 hereof. Lump sum payments shall be paid in cash within ninety (90) days of when due hereunder.


            SECTION 7.  CONTINUING ADJUSTMENTS AND PAYMENTS

7.l CONTINUING ADJUSTMENTS AND PAYMENTS. If a Participant elects to have deferred amounts paid on an installment basis, Dividend Equivalent Awards will continue to be accrued and paid on the Growth Units. Additionally, increases and decreases to the common stock's Book Value (subject to Section 5.2(b) hereof) will be reflected in the value of the Growth Units during the payment or deferral period.


              SECTION 8.  CHANGES IN CAPITAL STRUCTURE

8.1 CHANGES IN CAPITAL STRUCTURE. In the event of a stock dividend on the common stock of the Company, a redemption or repurchase by the Company of any of its common stock, any split-up or combination of shares of the common stock of the Company, or other change therein, an appropriate adjustment shall be made in the aggregate number and initial value of Growth Units credited to a Participant so as to give effect, to the extent practicable, to such change in the capital structure of the Company. The formula for such adjustment shall be determined by the Company's independent auditors.
















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                 SECTION 9.  BENEFICIARY DESIGNATION

9.1 DESIGNATION OF BENEFICIARY. A Participant shall designate a beneficiary or beneficiaries who, upon the Participant's death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Company during the lifetime of the Participant. The Participant also may change his beneficiary or beneficiaries by a signed, written instrument delivered to the Company. The payment of amounts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Secretary of the Company.

9.2 DEATH OF BENEFICIARY. In the event that all of the beneficiaries named pursuant to Section 9.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant's estate, and in such event, the term "beneficiary" shall include his estate.

9.3 INEFFECTIVE DESIGNATION. In the event the Participant does not designate a beneficiary, or if for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant's estate, and in such event, the term "beneficiary" shall include his estate.


               SECTION 10.  RIGHTS OF PARTICIPANTS

10.1 CONTRACTUAL OBLIGATION. The Company intends that it is under a contractual obligation to make payments from a















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Participant's account when due.  Payment of account balances shall be made out of the general funds of the Company as determined by the Board.

10.2 UNSECURED INTEREST. No Participant or beneficiary shall have any interest whatsoever in any specific assets of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.


                 SECTION 11.  NONTRANSFERABILITY

11.1 NONTRANSFERABILITY. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of a payment hereunder, a participant or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.


           SECTION 12.  ADMINISTRATION AND CLAIMS PROCEDURE

12.1 ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board. The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

12.2 ADJUDICATION OF CLAIMS. The Committee shall make all determinations as to the right of any person to receive benefits under the Plan. Subject to and in accordance with the specific procedures contained in the applicable regulations under ERISA then in effect:














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(a)  Any denial by the Committee of a claim for benefits under the
     Plan shall be set forth in writing by the Committee and shall be delivered or mailed to the Participant;

(b) Such notice shall set forth the specific reasons for the denial, written to the best of the Committee's ability in a manner that may be understood without legal or actuarial counsel; and

(c) The Participant shall have the right to request that the Committee review its denial within sixty (60) days of the denial. Failure by the Participant to petition for review within sixty (60) days shall be deemed a waiver of any right to contest the denial. Within sixty (60) days of the request for review, the Committee shall review the case and give written notice to the Participant of the results of its review. The 60-day period may, at the discretion of the Committee, be extended for up to an additional sixty (60) days, in which case the Participant shall be notified of the extension. The Committee's decision on review shall be final.

12.3 FINALITY OF DETERMINATION.  The determination of the
Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

12.4 EXPENSES. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Company.

12.5 NO LIABILITY FOR GOOD FAITH ACTIONS.  No member of the
Committee shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the














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interpretation, construction or administration of this Plan, so long as such action or omission to act is made in good faith.


              SECTION 13.  AMENDMENT AND TERMINATION

13.1 AMENDMENT AND TERMINATION. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan on a prospective basis by action of its Board; provided, however, that no such action by the Board shall adversely affect or impair the rights to which any Participant is entitled pursuant to
Section 5.2(c) hereof, or pursuant to any other provision of the Plan which in any way relates to a Change of Control.


                   SECTION 14.  APPLICABLE LAW

14.1 APPLICABLE LAW. This Plan shall be governed and construed in accordance with the laws of the State of Missouri.


                 SECTION 15.  WITHHOLDING OF TAXES

15.1 TAX WITHHOLDING. The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.


                        SECTION 16. NOTICES

16.1 NOTICES. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be













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in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.































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